EXHIBIT 4.2

                 AMENDMENT NUMBER ONE TO STOCK OPTION AGREEMENT


     THIS AMENDMENT NUMBER ONE TO STOCK OPTION AGREEMENT (this "Amendment"), dated as of April 27, 1999, is entered into by and between Toucan Gold
Corporation, a Delaware corporation (the "Company"), and L. Clark Arnold ("Arnold").

     WHEREAS, the Company and Arnold are parties to that certain Stock Option Agreement, dated as of September 27, 1997 (the "Agreement");

     WHEREAS, the Board of Directors of the Company has approved certain amendments to the Agreement, including inter alia, an extension of the exercise period of the Options.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Agreement.

     2. Amendments to Agreement. The first paragraph of Section 2.of the Agreement is hereby amended and restated in its entirety, with clauses
          (a), (b) and (c) of Section 2 to remain unchanged, to read as follows:

          "Section 2. Exercise of the Option. This Option may be exercised at any time after the date of Grant, subject to its expiration date and subject to the provisions contained in Sections 3 and 4 below. This Option will expire by its terms on January 1, 2001."

          Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Section 3. Term of Option. This Option may not be exercised after January 1, 2001 and is subject to earlier termination as provided in
          Section 4. In addition, this Option is subject to cancellation by the Company upon a significant corporate event as provided in Section 4 below. This Option may be exercised during such times only in accordance with the terms of this Option Agreement."

          Section 4 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "Section 4.  Termination of Option Period.

                  (a) The unexercised portion of this Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           (i) the date that the Optionee ceases to be a director, consultant to or ceases to be employed by, as the case may be, the Company or a subsidiary as a result of a termination for Cause.

                  The term "Cause," for purposes of this Agreement, shall mean any one or more of the following:

                                    (w)     Optionee's  failure  to  observe  or
                                            perform any of the provisions of his
                                            Employment    Agreement   with   the
                                            Company,  dated  April 1,  1997 (the
                                            "Employment     Agreement"),      or
                                            Optionees   failure   to  carry  out
                                            lawful   directives   of  the  Chief
                                            Executive Officer of the Company.

                                    (x)     Optionee's    performance   of   any
                                            criminal  acts  (excluding   traffic
                                            violations     and    other    minor
                                            offenses);

                                    (y)     Optionee's theft  or embezzlement of
                                            property,  including  trade secrets,
                                            of the company; or

                                    (z)     Optionee's negligence in the perfor-
                                            mance of his duties.

                           (ii)     January 1, 2001

                  (b) The Company in its sole discretion may, by giving written notice (a "Cancellation Notice") prior to the consummation of any of the transaction described in Section 4(b)(i) or 4(b)(ii), cancel, effective upon the date of the consummation of any of such transactions, all or any portion of this Option that remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after stockholder approval of such transaction.

                           (i) Any transaction  (which shall include a series of
                  transactions occurring within 60 days or occurring pursuant to a plan) that has the result that stockholders of the Company immediately before such transaction cease to own at least 51% of (x) the voting stock of the Company or (y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction.

                           (ii) A sale, lease,  exchange or other disposition of
                  all or substantially all the property and assets of the Company to an unaffiliated third party.

                           (iii) Neither (i) nor (ii) of this Section 4(b) shall, directly or indirectly, include (x) a reverse-acquisition involving the Corporation and any third party entity or (y) the exercise by Minmet PLC of its option to acquire all of the issued share capital of MBL."

         3.       Miscellaneous.

                  (a) Except as expressly amended herein, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect.

                  (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

                  (c) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (d)  This   Amendment   may  be   executed   in  one  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (e) If any term or provision of this Amendment shall be held by a court of competent jurisdiction to be invalid or unenforceable such term or provision shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision held to be invalid or illegal.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                             TOUCAN GOLD CORPORATION


                             By:
                                       -----------------------------------------
                             Name:     Robert A. Pearce
                             Title:    Vice President





                             ---------------------------------------------------
                             L. CLARK ARNOLD